UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Foot Locker Inc.
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Foot Locker, Inc.
Ken C. Hicks Sign-On Package

The Board of Directors of Foot Locker, Inc. decided to conduct a search outside the company for a new Chief Executive Officer in the course of 2009, and appointed an ad hoc Search Committee, composed of three independent directors and chaired by James E. Preston, the lead director, to conduct the search. At the conclusion of the search, the Board decided to offer the position to Ken C. Hicks, who was then President and Chief Merchandising Officer of J. C. Penney Company, Inc. Mr. Hicks subsequently accepted the position and commenced employment as Foot Locker’s Chief Executive Officer on August 17, 2009.

In connection with making the offer to Mr. Hicks, Mr. Preston (who, in addition to being lead director and Chair of the Search Committee, was a member of the Compensation and Management Resources Committee and had been its Chair until May 2009) worked with the Compensation Committee’s independent compensation consultant to develop an appropriate compensation package for Mr. Hicks. This package was subsequently reviewed with the Chair of the Compensation Committee before being presented to Mr. Hicks. Following negotiation with Mr. Hicks, the compensation package was presented to the Compensation Committee which, having been advised by its compensation consultant that the package was appropriate, approved it unanimously.

In addition to determining appropriate on-going compensation for Mr. Hicks as Foot Locker’s Chief Executive Officer, the package also addressed five specific elements that Mr. Hicks would forfeit by leaving J.C. Penney: two in-the-money unvested stock option grants, two unvested restricted stock grants, and the part of his annual bonus opportunity related to the portion of 2009 Mr. Hicks was employed by J.C. Penney. The chart below values these elements as of July 6, 2009, the date of Mr. Hicks’s departure from J.C. Penney. Please note, however, that the Foot Locker sign-on package was developed by the compensation consultant, and considered by Foot Locker’s Compensation Committee, in June 2009, when compensation arrangements with Mr. Hicks were being negotiated, on the basis of JCP’s then-current stock price of $29.49 per share. At that time the compensation consultant calculated the total value of these elements of foregone compensation to be $8.3 million.

Form of Compensation	Value (JCP=$27.23)	Reference

Option to purchase 225,000 JCP shares at $14.38, granted 11/20/08 and vesting 11/20/11 (“in-the-money” value)	$2,891,250	JCP 2009 Proxy, p. 35

Option to purchase 264,354 JCP shares at $16.09, granted 3/16/09 and vesting 3/16/10, 3/16/11, and 3/16/12 (“in-the-money” value)	2,944,904	JCP 2010 Proxy, p.35

19,108 shares of JCP restricted stock, granted 3/14/07, vesting over 5 years beginning in 2010	520,311	JCP 2008 Proxy, p. 32

20,833 shares of JCP restricted stock, granted 3/12/08, vesting ratably over three years – unvested portion – 13,889 shares	378,197	JCP 2009 Proxy, p. 34

Pro-rata portion of 2009 JCP annual cash bonus, at target (assumes five months of active service at JCP in 2009)	375,000	JCP 2010 Proxy, p. 35

TOTAL	$7,109,662

The sign-on package developed by the compensation consultant and approved by the Compensation Committee attempted to compensate Mr. Hicks for a portion of this foregone compensation opportunity through a mixture of cash, Foot Locker stock options, and restricted stock. The value of the Foot Locker sign-on package, as calculated by the compensation consultant at the time the package was being considered by the Compensation Committee, was $7.6 million, or over $600,000 less than the value of the five items Mr. Hicks was foregoing by leaving J.C. Penney.

As indicated on page 22 of Foot Locker’s 2010 Proxy Statement, two sets of awards were made to Mr. Hicks at the time he joined Foot Locker in August 2009:

• A stock option grant of 300,000 shares and a restricted stock grant of 100,000 shares were made to Mr. Hicks as part of his normalized annual compensation. These grants were not sign-on compensation.

• Sign-on compensation, intended to compensate Mr. Hicks for the compensation opportunities he was foregoing by leaving J.C. Penney, consisting of: $2,000,000 cash, 400,000 shares of restricted stock, and 300,000 stock options. The value of this package, valued as of August 25, 2009, the date of the Compensation Committee’s action following the commencement of Mr. Hicks’s employment, is shown on the next page.

Form of Compensation	Value (FL=$10.10)	Reference

Cash sign-on/retention bonus	$2,000,000	FL 2010 Proxy, p. 22

Option to purchase 300,000 shares of FL at $10.10, granted 8/25/09 and vesting 2/25/10 and 8/25/10 (Black-Scholes value)	876,930	FL 2010 Proxy, p. 35 and 41

400,000 shares of FL restricted stock, granted 8/25/10 and vesting 1/31/2011, 1/31/2012, and 1/31/2013	4,040,000	FL 2010 Proxy, p. 35

TOTAL	$6,916,930

Several aspects of the comparison between Mr. Hicks’s compensation at J.C. Penney indicate that the sign-on compensation awarded by Foot Locker’s Compensation Committee was structured conservatively. First, Mr. Hicks held approximately 612,000 JCP stock options that were underwater. While out of the money at the time Foot Locker was recruiting Mr. Hicks, these options had remaining terms ranging from approximately 5 years to 9 years and could reasonably be expected to become valuable in the future, depending on J. C. Penney’s future performance. The sign-on compensation offered to Mr. Hicks did not ascribe any value at all to these options.

The J.C. Penney stock options considered in structuring the sign-on compensation were only those that had real “in-the-money” value, as shown above. This value was partially off-set with the Black-Scholes value of the Foot Locker sign-on stock option grant. These Foot Locker options would not accrue any real “in-the-money” value until Foot Locker’s stock price appreciated.

Given these factors, Foot Locker’s Compensation Committee believed that the sign-on compensation awarded to Mr. Hicks was appropriate and conservatively structured.

May 10, 2010